Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-154708) of our report dated March 15, 2010, except as to Note 8 which is as of May 11, 2010, with respect to the consolidated financial statements and financial statement schedule of Arabian American Development Company as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/Travis Wolff, LLP

Dallas, Texas
March 18, 2011